Exhibit 5.1

Direct: +852 2801 6066

Fax: +852 2801 6767

E-mail: rthorp@thorpalberga.com

To: Daqo New Energy Corp.

6 October 2010

Dear Sirs

Daqo New Energy Corp.

We have acted as Cayman Islands legal advisers to Daqo New Energy Corp. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (the “Registration Statement”), related to the offering and sale of American Depositary Shares representing certain ordinary shares, par value US$0.0001 per share (the “Shares”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies or final drafts of the following documents, and such other documents as we have deemed necessary:

1.1	the Certificate of Incorporation dated 22 November 2007 and the Certificate of Incorporation on Change of Name dated 21 August 2009;

1.2	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.3	the Second Amended and Restated Memorandum and Articles of Association of the Company as adopted by a resolution passed on 11 November 2009 and effective on 20 November 2009;

1.4	the Third Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by a special resolution passed on 7 January 2010 and effective immediately upon completion of the Company’s IPO (the “IPO M&A”);

1.5	the written resolutions of the board of Directors dated 7 January 2010 (the “IPO Board Resolutions”);

1.6	the written resolutions of the shareholders of the Company dated 7 January 2010 (the “Shareholders’ Resolutions”, together with the IPO Board Resolutions are referred to as the “Resolutions”);

Tel:	+852 2801 6066	2606 The Centrium
Fax:	+852 2801 6767	60 Wyndham Street
www.thorpalberga.com		Central HONG KONG
Cayman Islands and British Virgin Islands Attorneys-at-Law Resident Hong Kong Partners: Richard Thorp, Michael Alberga
Harriet Unger (England & Wales), Everton Robertson (England & Wales)

1.7	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”);

1.8	the register of members of the Company (the “Register of Members”); and

1.9	the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	The Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s Register of Members (shareholders), such Shares will be validly issued, fully paid and non-assessable;

3.3	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Taxation”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ THORP ALBERGA

THORP ALBERGA